Exhibit 99.1

Annapolis Bancorp Announces Second Quarter Results

ANNAPOLIS, Md.--(BUSINESS WIRE)--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $458,000 ($0.12 per basic and diluted share) for the second quarter of 2008, down from $628,000 ($0.15 per basic and diluted share) for the same period last year.

“At a time of deteriorating economic conditions and considerable distress in the banking industry, we are pleased to report that Annapolis Bancorp earned a very respectable profit in the quarter just ended,” said Chairman and CEO Richard M. Lerner. “Although not at last year’s levels, we believe that our earnings reflect continued solid performance by BankAnnapolis under the most challenging of circumstances.”

Amidst growing economic uncertainty, falling real estate collateral values and rapidly changing market conditions, the Company prudently elected to fortify its reserves in the second quarter by recording a $367,000 provision for credit losses, up $357,000 from the same period in 2007. After net charge-offs of $178,000 in the second quarter, the allowance for credit losses amounted to $2,593,000 (1.02% of total gross loans) at June 30, 2008 compared to $2,283,000 (0.93% of total gross loans) at December 31, 2007.

The increase in second quarter provision for credit losses also reflected substantial growth in the Company’s loan portfolio, as total gross loans increased to $255.0 million from $244.5 million at March 31, 2008, an annualized growth rate of 17.2%. Through the first six months of 2008, the Company’s loan portfolio has grown by $8.8 million or 3.6% (7.2% annualized).

“The growth in our loan portfolio is a clear indication that BankAnnapolis is actively developing business and pursuing opportunities to extend credit to deserving local businesses,” said Lerner. “Because we maintained rigorous lending standards in the past, we have no need to tighten them now.”

Total assets dropped by $7.8 million or 2.0% from their level at March 31, 2008, primarily because of a $5.0 million Federal Home Loan Bank advance that was called and repaid by the Company. Since December 31, 2007, total assets have risen by 3.6% from $361.9 million to $374.9 million at June 30, 2008.

Year-to-date balance sheet growth was funded by $20.0 million in new Federal Home Loan Bank advances, as well as by higher repurchase agreement and demand deposit account balances, offset by a $7.6 million or 3.0% decline in interest-bearing deposits.

The Company’s mix of interest-bearing deposits continued its dramatic transformation since year-end 2007, with savings account balances increasing by $29.5 million or 66.2%, while money market account balances fell by $25.9 million or 30.4%. Certificate of deposit balances declined by $8.2 million or 9.4% due in large part to the deliberate runoff of $8.0 million in brokered deposits in the first quarter.

“The Company continues to be extremely pleased with the success of its Superior Savings Account which was introduced in April of 2007,” said Lerner. “Since then, almost 3,000 new accounts have been opened, with the average balance per account exceeding $20,000. This product has proven invaluable in attracting and retaining significant core deposit relationships at a time when prevailing rates on money market accounts and certificates of deposit were on the decline.” The Annual Percentage Yield on the Superior Savings Account was 3.00% at June 30, 2008.

Stockholders’ equity totaled $25.9 million at the end of the second quarter, a decrease of $1.0 million or 3.7% from year-end 2007. Approximately $1.5 million of capital surplus was utilized to complete the Company’s stock repurchase program in the first half of 2008. In total, 300,000 shares (approximately 7.3% of the outstanding common stock) were repurchased between May 2007 and June 2008 at an average price per share of $7.79. Book value per share at quarter-end was $6.78.

At June 30, 2008, Annapolis Bancorp met all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 11.8%, a total capital ratio of 12.8%, and a leverage ratio of 9.0%. To be considered “well-capitalized” under federal definitions, a bank holding company must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10%, and a leverage ratio of at least 5%.

Based on March 31, 2008 financial data, BankAnnapolis was assigned a 5-Star “Superior” rating by BauerFinancial, an independent research firm that analyzes and reports on the financial condition of the nation’s banking industry. According to information published on its web site (www.bauerfinancial.com), “5-Stars” is BauerFinancial’s top rating, signifying superior safety and soundness based on such factors as capital ratios, liquidity, loan delinquency rates and profitability trends.

In the quarter ended June 30, 2008, average interest-earning assets rose to $362.2 million from $330.9 million in the same period last year. The yields on loans and overnight investments declined significantly, offsetting a modest improvement in the yield on investment securities. Overall, the yield on interest-earning assets dropped to 6.01% from 6.83% in the second quarter of last year, and as a result, total interest income fell by $206,000 or 3.7%.

Average interest-bearing liabilities grew to $315.4 million from $283.6 million in the second quarter of 2007, but total interest expense plummeted by $566,000 or 20.8% compared to the same period last year as the deposit mix shifted and interest rates on deposits and borrowings fell sharply in every category. The overall cost of interest-bearing liabilities dropped by 110 basis points to 2.74% in the three months just ended from 3.84% in the comparable period last year.

Due primarily to the substantial reduction in second quarter interest expense, net interest income improved by $360,000 or 12.3% compared to the same period in 2007, and for the first time in two years, the Company’s net interest margin expanded, from 3.54% in the second quarter of 2007 to 3.64% in the three months just ended. On a sequential quarter basis, the Company’s net interest margin improved by 5 basis points, continuing a trend of stabilization or improvement in this key metric over the past three quarters.

As previously mentioned, the Company’s second quarter provision for credit losses increased to $367,000 from $10,000 in the same period last year. Nonperforming assets at June 30, 2008 amounted to $2.2 million or 0.86% of total gross loans compared to $1.1 million or 0.44% of total gross loans at December 31, 2007. An increase in loans greater than 90 days past due but still accruing accounted for the higher level of nonperforming assets.

“We are constantly reviewing our loan portfolio, adjusting internal risk ratings as warranted, and modifying the qualitative factors in our methodology to reflect changing economic and market conditions,” said Lerner. “These practices help us manage credit quality and deal proactively with potential problem loans.”

Noninterest income decreased by $36,000 or 7.4% in the second quarter compared to the same period last year, due primarily to lower transaction-based service charges. Noninterest expense increased by $268,000 or 11.3%, reflecting the cost of recent strategic investments in personnel, and higher legal, audit, and consulting fees compared to the second quarter of 2007.

Annapolis Bancorp’s annualized return on average equity for the second quarter of 2008 was 7.08% compared to 9.94% for the same period in the prior year. The second quarter annualized return on average assets was 0.48% compared to 0.72% for the three months ended June 30, 2007.

Year-to-date net income for 2008 declined by 20.1% to $983,000 ($0.25 per basic and $0.24 per diluted share) from $1,231,000 ($0.30 per basic and $0.29 per diluted share) in the first six months of last year. Net interest income improved by $557,000 or 9.5%, with the net interest margin contracting slightly to 3.61% from 3.64% in the first half of 2007. After a $468,000 increase in the provision for credit losses compared to the same period last year, net interest income after provision increased by $89,000 or 1.5%. Year-to-date noninterest income declined by $7,000 or 0.8%, and noninterest expense increased by $503,000 or 10.6%.

For the six months ended June 30, 2008, Annapolis Bancorp’s annualized return on average equity was 7.40% compared to 9.97% for the same period of 2007. The 2008 six-month annualized return on average assets was 0.53% compared to 0.72% in 2007.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. In the fourth quarter of 2008, the Bank will open its eighth office in the Annapolis Towne Centre at Parole. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of June 30, 2008 and December 31, 2007
($000)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2008	2007
Assets
Cash and due from banks	$5,842	$5,411
Interest bearing deposits with banks	12,500	11,500
Federal funds sold	1,330	1,588
Investment securities, available for sale	85,813	83,123
Loans, net of allowance	252,421	243,905
Accrued interest receivable	2,017	1,794
Deferred income taxes	1,245	836
Premises and equipment	9,100	9,179
Investment in bank owned life insurance	4,008	3,927
Other assets	644	616
Total Assets	$374,920	$361,879

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$40,409	$38,075
Interest bearing	245,949	253,514
Total deposits	286,358	291,589
Securities under agreements to repurchase	16,406	13,337
Short-term borrowings	-	4,170
Long term borrowings	40,000	20,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expense	1,293	931
Total Liabilities	349,057	335,027

Stockholders' Equity
Common stock	38	40
Paid in capital	11,147	12,589
Retained Earnings	15,073	14,233
Comprehensive loss	(395)	(10)
Total Equity	25,863	26,852
Total Liabilities and Equity
	$374,920	$361,879

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Six Month Periods Ended June 30, 2008 and 2007
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Interest Income
Loans	$4,170	$4,432	$8,627	$8,707
Investments	1,050	877	2,015	1,803
Interest bearing balances with banks	83		190
Federal funds sold	123	323	229	481
Total interest income	5,426	5,632	11,061	10,991

Interest expense
Deposits	1,681	2,300	3,727	4,202
Securities sold under agreements to repurchase	62	131	158	239
Borrowed funds	333	177	601	490
Junior debentures	73	107	172	214
Total interest expense	2,149	2,715	4,658	5,145
Net interest income	3,277	2,917	6,403	5,846

Provision	367	10	488	20

Net interest income after provision	2,910	2,907	5,915	5,826

Noninterest Income
Service charges	312	334	605	598
Mortgage banking	16	24	34	40
Other fee income	123	129	246	254
Total noninterest income	451	487	885	892

Noninterest Expense
Personnel	1,538	1,332	3,092	2,722
Occupancy and Equipment	307	317	626	625
Data processing expense	184	190	387	384
Professional Fees	107	78	218	144
Marketing expense	106	115	203	252
Other operating expense	404	346	740	636
Total noninterest expense	2,646	2,378	5,266	4,763

Income before taxes	715	1,016	1,534	1,955
Income tax expense	257	388	551	724
Net income	$458	$628	$983	$1,231

Basic earnings per share	$0.12	$0.15	$0.25	$0.30
Diluted earnings per share	$0.12	$0.15	$0.24	$0.29
Book value per share	$6.78	$6.16	$6.78	$6.16
Average fully diluted shares	3,955,160	4,226,161	4,034,817	4,226,242

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.48%	0.72%	0.53%	0.72%
Return on average equity	7.08%	9.94%	7.40%	9.97%
Average equity to average assets	6.83%	7.20%	7.12%	7.24%
Net interest margin	3.64%	3.54%	3.61%	3.64%
Efficiency ratio	70.98%	69.86%	72.26%	70.69%

Other Ratios
Allow for credit losses to loans	1.02%	0.87%	1.02%	0.87%
Nonperforming to gross loans	0.86%	0.13%	0.86%	0.13%
Net charge-offs to average loans	0.07%	0.00%	0.07%	0.00%
Tier 1 capital ratio	11.8%	13.0%	11.8%	13.0%
Total capital ratio	12.8%	13.8%	12.8%	13.8%

Average Balances
Assets	381,170	351,249	375,648	343,837
Earning assets	362,180	330,891	356,255	324,072
Loans, gross	245,436	230,709	245,696	227,882
Interest Bearing Liabilities	315,423	283,556	309,703	277,973
Stockholders' Equity	26,028	25,306	26,743	24,918

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455